Exhibit 99.1

PRESS RELEASE

INNOSPEC TERMINATES STOCKHOLDER RIGHTS PLAN

Littleton, CO – Mar 1, 2012 – Innospec Inc. (NASDAQ: IOSP) announced today that its Board of Directors has approved an amendment to the Rights Agreement for its Stockholder Rights Plan (“Rights Plan”) to accelerate the final expiration date of the Rights Plan to March 1, 2012. The Rights had been scheduled to expire on June 26, 2014. As a result of the amendment, as of the close of business on March 1, 2012, the Rights will no longer be outstanding and will not be exercisable, and the Rights Plan will effectively terminate. Stockholders do not need to take any action as a result of this termination.

“The board was of the view that, as a matter of good corporate practice, it should either put the Rights Plan to a shareholder vote at the 2012 Annual Meeting or eliminate the Rights Plan” said Patrick Williams, President and CEO. “ After careful consideration, the Board determined that terminating the Rights Plan was appropriate at this time.”

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 850 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec’s Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec’s Active Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects”, “anticipates”, “may”, “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about Innospec, please visit our website at www.innospecinc.com.

Contacts:

Brian Watt

Innospec Inc.

+44-151-356-6241

Brian.Watt@innospecinc.com

Robert Ferris

RF|Binder Partners

+1-212-994-7505

Robert.ferris@rfbinder.com

Dan Scorpio

RF|Binder Partners

+1-212-994-7609

dan.scorpio@rfbinder.com